EXHIBIT 4.90

DESCRIPTION OF CAPITAL STOCK

The following sets forth certain material terms and provisions of the common stock of CSG Systems International, Inc. (the “company,” “we,” “us,” and “our”) that is registered under Section 12 of the Securities Exchange Act of 1934, as amended.  The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of our Restated Certificate of Incorporation, as amended (“Restated Certificate”), and our Amended and Restated Bylaws (“Bylaws”), copies of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.90 is a part. We encourage you to read our Restated Certificate, our Bylaws and the applicable provisions of Delaware law for additional information.

Our authorized capital stock consists of:  (i) 100,000,000 shares of common stock, par value $0.01 per share; and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share.

The registrar and transfer agent for the common stock is Computershare Trust Company, N.A.

Common Stock

The outstanding shares of common stock are fully paid and non-assessable.  Our common stock is listed on The Nasdaq Stock Market LLC under the trading symbol “CSGS”.

Dividend and Liquidation Rights

Subject to preferences applicable to any preferred stock outstanding at the time, holders of common stock are entitled to receive ratably such dividends, if any, as our board of directors lawfully may declare from time to time out of funds legally available for the payment of dividends. Upon our dissolution, the holders of common stock are entitled to share ratably in the assets remaining after payment of our liabilities and subject to the liquidation preference of any outstanding preferred stock.

Voting Rights

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders.

Other Rights

Holders of common stock, as such, have no preemptive, subscription, redemption, or conversion rights and are not subject to future calls or assessments by us. The rights, preferences, and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue from time to time in the future.

Preferred Stock

Our board of directors has the authority to issue preferred stock in one or more series, and to fix the rights, preferences, privileges and restrictions, including the dividend, conversion, voting, redemption (including sinking fund provisions) and other rights, liquidation preferences and the number of shares constituting any series and the designations of such series, without any further vote or action by our stockholders. The provisions of any preferred stock could adversely affect the voting power of the holders of common stock and could, among other things, have the effect of delaying, deferring or preventing a fundamental change of our company.

There are currently no outstanding shares of preferred stock.

Limitation of Liability

As permitted by the Delaware General Corporation Law (“DGCL”), our Restated Certificate provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock; or

•	for any transaction from which the director derives an improper personal benefit.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care. Although stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

Our Bylaws require us, to a maximum extent and in the manner permitted by the DGCL, to indemnify each of our directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding arising by reason of the fact that the person is or was our director, officer, employee or agent. In addition, we may, to the extent and in the manner permitted by the DGCL, indemnify each of our employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding arising by reason of the fact that the person is or was our employee or agent. We maintain directors and officers liability insurance for the benefit of our directors and officers. We have also entered into separate indemnification agreements with each of our directors and certain executive and other officers.

Anti-Takeover Provisions

Business Combination Provisions

The business combination provision contained in Section 203 of the DGCL, or Section 203, defines an interested stockholder as any person that:

•	owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation; or

•

is an affiliate or associate of a corporation and was the owner of 15% or more of the outstanding voting stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and the associates of such person.

Under Section 203, a corporation may not engage in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless:

•	prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for determining the number of shares outstanding, (a) shares owned by persons who are directors and officers and (b) employee stock plans, in certain instances); or

•

on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

Although Section 203 does permit companies to elect out of the statute, we have not done so and therefore the restrictions imposed by Section 203 will apply to us.

Other Anti-Takeover Provisions

Certain provisions of our Restated Certificate and Bylaws also may have the effect of prohibiting or delaying a change of control of our company. Our Restated Certificate and Bylaws provide that:

•	our board of directors is divided into three classes, each of whose members will serve for a term of three years, with the members of one class being elected each year;

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directors may be removed by the stockholders only for cause, and only by the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of our capital stock entitled to vote in an election of directors, voting as a single class;

•	any vacancy on our board of directors may be filled only by a majority vote of the remaining directors then in office or by a sole remaining director;
•	our board of directors shall consist of not fewer than five members and not more than thirteen members, as determined the board of directors; and

•

a stockholder desiring to nominate a person for election to the board of directors must deliver advance written notice thereof  and provide certain information with respect to stockholder nominees and the stockholder making the nomination.

Our Restated Certificate requires the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of our capital stock then entitled to vote in an election of directors, voting as a single class, to alter, amend or repeal the provisions of the Restated Certificate discussed above or to adopt any provision of our Restated Certificate or Bylaws inconsistent with the provisions discussed above.

In addition, our Bylaws provide that:

•	stockholders seeking to bring business before an annual meeting of stockholders must provide advance notice,

•	special meetings of stockholders may be called only by our board of directors, the chairman of our board of directors or our president, and

•	no business may be conducted at a special meeting of the stockholders other than business brought before the meeting by our board of directors, the chairman of our board of directors or our president.

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